Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

INFINT Acquisition Corporation 2

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to receive one-tenth of one ordinary share (2)	Rule 457(a)	11,500,000	$10.00	$115,000,000	0.0001531	$17,606.5
Fees To Be Paid	equity	ordinary shares included as part of the units(3)	Other	11,500,000	—	—	—		(6)
Fees To Be Paid	equity	Rights included as part of the units(3)	Other	11,500,000	—	—	—		(6)
Fees To Be Paid	equity	Ordinary shares underlying the rights included as part of the units	Other	115,000	$10.0	$1,150,000	0.0001531	$1,760.6
	Total Offering Amounts					$116,150,000		$19,367.1	(4)
	Total Fees Previously Paid							0
	Total Fee Offsets							19,367.1
	Net Fee Due							$19,367.1

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 11,500,000 units including 10,000,000 units to be issued in the offering and up to 1,500,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share and one right to receive one-tenth of an ordinary share, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

(6)	No fee pursuant to Rule 457(g).